SUPPLEMENT NO. 2 TO THE OFFER TO PURCHASE


         This Supplement (the "Supplement") supplements the Offer to Purchase, dated May 14, 1999, previously supplemented by the Supplement dated May 14, 1999 (as so supplemented, the "Offer to Purchase") with respect to the offer by KRF3 Acquisition Company, L.L.C. (the "Purchaser") to purchase all of the limited partnership interests ("Units") of Krupp Realty Fund, Ltd.-III at a price of $550 per Unit, payable to the holder in cash, less the aggregate amount of distributions per Unit, if any, made by the Partnership from and after May 14, 1999, without interest. This Supplement should be read in conjunction with the Offer to Purchase. Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase.

         The purpose of this Supplement is to (1) extend the expiration date of the Offer and (2) waive the Minimum Condition. The Offer has been extended to 12:00 midnight, New York City time, on June 18, 1999, unless further extended (the "Expiration Date"). The Minimum Condition has been waived so that the Offer is no longer conditioned upon a minimum number of shares of Units being validly tendered and not withdrawn prior to the Expiration Date. EXCEPT AS SET FORTH HEREIN, THE TERMS AND CONDITIONS OF THE OFFER REMAIN AS SET FORTH IN THE OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              --------------------

         THE OFFER HAS BEEN EXTENDED TO 12:00 MIDNIGHT, NEW YORK CITY TIME ON JUNE 18, 1999 (THE "EXPIRATION DATE"). UNITS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

         UNITHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR UNITS PURSUANT TO THE OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION.

                               -------------------

                  THE DATE OF THIS SUPPLEMENT IS JUNE 11, 1999.

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                       AMENDMENTS TO THE OFFER TO PURCHASE

         The following sections of the Offer to Purchase have been modified as described below. Except as set forth below and elsewhere in this Supplement, the terms and conditions of the Offer remain as stated in the Offer to Purchase.

COVER PAGE

         The first paragraph of the cover page is amended by deleting such paragraph and substituting the following therefor:

                  "THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT NEW YORK CITY TIME, ON JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED."

         The third paragraph of the cover page is amended by deleting such paragraph and substituting the following therefor:

                  "The Offer is conditioned upon, among other things, the satisfaction of the conditions set forth in "The Offer--Section 8. Conditions of the Offer," any of which, the Purchaser reserves the right to waive without notice to the Unitholders. The Offer is not subject to any financing condition and is not conditioned on any minimum number of Units being validly tendered and not withdrawn prior to the Expiration Date ( the "Minimum Condition"). "

INTRODUCTION

         This section is amended by deleting the second paragraph thereof and substituting the following therefor:

                  "The Offer is conditioned upon, among other things, the satisfaction of the conditions set forth in "The Offer--Section 8. Conditions of the Offer," any of which, the Purchaser reserves the right to waive without notice to the Unitholders. The Offer is not subject to any financing condition and is not conditioned on any minimum number of Units being validly tendered and not withdrawn prior to the Expiration Date ( the "Minimum Condition"). "

         This section is further amended by deleting the fifth sentence of the third paragraph thereof and substituting the following therefor:

                  "The Purchaser may, following the consummation of the Offer, propose and seek to have the Partnership consummate a merger or similar business combination with the Purchaser (the "Proposed Merger"). In the event the Purchaser acquires a majority of the outstanding Units in the Offer, the Purchaser currently intends to propose the Proposed Merger."

         This section is further amended by deleting the final sentence of the fourth paragraph thereof and substituting the following therefor:

                  "Accordingly, if the Purchaser seeks to consummate the Proposed Merger it will propose and seek to have the Partnership amend the Partnership Agreement to permit the Partnership to enter into a merger agreement as described above and to consummate the Proposed Merger (the "Proposed Amendment")."

         This section is further amended by deleting the sentence comprising the fifth paragraph thereof.

         This section is further amended by deleting the fifth negative factor listed and substituting therefor:

                  "Consummation of the Offer will result in a termination of the Partnership for Federal income tax purposes if 50% or more of Units will have been sold in the 12-month period preceding (and including) the date on which the Offer is consummated. Any such termination will, among other things, cause the Partnership to start new depreciable lives for its assets. This generally would decrease the annual average depreciation deductions allocable to Units not tendered pursuant to the Offer (thereby increasing the taxable income allocable to such Units in each such year), but would

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                                                                               3

                  have no effect on the total depreciation deductions available over the useful lives of the assets of the Partnership. However, if the Purchaser consummates the Offer, and the Proposed Merger is consummated, Units held by Unitholders who do not tender their Units in the Offer will be converted into cash in the Proposed Merger."

SPECIAL FACTORS - SECTION 3. PURPOSE OF THE OFFER AND PLANS FOR THE
                  PARTNERSHIP-Purpose.

         This section is amended and supplemented by deleting the third sentence of the first paragraph thereof and substituting the following therefor:

                  "Following consummation of the Offer, the Purchaser may (i) seek to acquire additional Units through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the Offer Price, and/or (ii) solicit the approval of the Partnership for the Proposed Amendment and Proposed Merger. Alternatively, the Purchaser may abandon plans to acquire control of the Partnership or any additional Units and/or sell or otherwise dispose of any or all of the Units acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine. If the Purchaser acquires a majority of the outstanding Units in the Offer, the Purchaser intends, as soon as soon as practicable following consummation of the Offer, to propose and seek to consummate the Proposed Amendment and the Proposed Merger."

         This section is further amended and supplemented by deleting the first sentence of the fourth paragraph thereof and substituting the following therefor:

                  "If the Purchaser acquires a majority of the Units pursuant to the Offer, as soon as practicable following the consummation of the Offer the Purchaser intends to solicit (or, pursuant to the Partnership Agreement, request the General Partners to solicit) the approval of Unitholders to the Proposed Amendment and the Proposed Merger. If the Purchaser acquires less than a majority of the Units pursuant to the Offer, the Purchaser may also elect to effect such a solicitation."

         This section is further amended and supplemented by deleting the third sentence of the fourth paragraph thereof and substituting the following therefor:

                  "Although the Purchaser presently intends to seek to effect the Proposed Amendment and the Proposed Merger promptly following the consummation of the Offer if the Purchaser acquires a majority of the Units pursuant to the Offer, there is no assurance that such proposals will be made, or that if proposed, they will not be delayed or abandoned."

         This section is further amended by deleting the fifth paragraph thereof.

SPECIAL FACTORS -- SECTION 4. CONFLICTS OF INTEREST AND TRANSACTIONS WITH
                   AFFILIATE - Voting Power of the Purchaser.

         This section is amended by deleting the first and second sentences thereof and substituting the following therefor:

                  "The Offer is not conditioned on any minimum number of Units being validly tendered and not withdrawn prior to the Expiration Date. If more than 50% of Units are tendered pursuant to this Offer, the Purchaser accepts for payment the Units tendered and the General Partners admit the Purchaser as a substitute limited partner under the Partnership Agreement (which admittance allows a Unitholder to vote), then the Purchaser would have the power to vote a majority of the Partnership's Units."

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                                                                               4

SPECIAL FACTORS -- SECTION 7.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
                   CONSEQUENCES TO A NON-TENDERING UNITHOLDER.

         This section is amended by deleting the first paragraph thereof and substituting the following therefor:

                  "Depending on the number of Unitholders who tender their Units, sales of Units pursuant to the Offer could result in a sale or exchange of 50% or more of the total Units in Partnership capital and profits within a 12-month period. If this occurs, a termination of the Partnership for Federal income tax purposes will occur and the taxable year of the Partnership will close. The Properties (subject to related debt) of the Partnership will be treated as contributed to a new partnership. The Partnership will then be deemed to distribute to its Unitholders interests in the new partnership in a deemed liquidation of the Partnership. Following a constructive termination of the Partnership, the Partnership will start a new depreciable life for its assets and, as a result, the Partnership's current annual depreciation deductions will be reduced and taken over a longer period of years than is the case currently. In addition, the consequences of a termination of the Partnership include erasure of the Partnership's tax elections and changes in the methods of depreciation available to the Partnership for tax purposes."

THE OFFER -- SECTION 7. CERTAIN INFORMATION CONCERNING THE PURCHASER AND
             ITS AFFILIATES.

         This section is amended by supplementing the following after the eighth paragraph thereof:

                  "By 12:00 noon on June 11, 1999, New York City time, valid acceptances of the Offer had been received in respect of 7,862.5 Units representing approxmately 31.45% of Units. Pursuant to the Agreement of Assignment of Transfer executed in connection with such tenders, unless such assignments are withdrawn, the Purchaser may exercise the voting rights of such Units."


THE OFFER -- SECTION 8.  CONDITIONS OF THE OFFER

         This section is amended by deleting the first paragraph thereof and substituting the following therefor:

                  "Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act, any tendered Units (whether or not any Units have theretofore been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Units not then paid for, if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units and the Purchaser will be admitted as a substitute limited partner under Section 10.3 of the Partnership Agreement, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the transfer restrictions set forth in Section 10.4 of the Partnership Agreement are inapplicable, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date. The Offer is not conditioned on any minimum number of Units being validly tendered and not withdrawn prior to the Expiration Date."

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                      Agreement of Assignment and Transfer

         The Purchaser has updated its Agreement of Assignment and Transfer, which is being distributed herewith. Unitholders may use the updated Agreement of Assignment and Transfer or the originally distributed Agreement of Assignment and Transfer to tender their Units. All such documents shall be deemed to have been amended, as appropriate, by this Supplement. If needed, assistance or additional copies of the Offer to Purchase and Supplement No. 1 can be obtained by making a request to the Information Agent at the following address:



                      KRUPP FUNDS GROUP LIMITED PARTNERSHIP

                                One Beacon Street
                                   Suite 1500
                           Boston, Massachusetts 02108
                          Attention: Investor Services

                              Phone: 1-800-25-KRUPP
                                (1-800-255-7877)
                               Fax: (617) 423-8919